Exhibit 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

SHIRE ANNOUNCES NDA SUBMISSION OF GUANFACINE EXTENDED-RELEASE FOR THE TREATMENT OF ADHD IN CHILDREN AND ADOLESCENTS
Shire Seeks FDA Approval of First Selective Alpha-2A-Adrenoceptor Agonist ADHD Treatment, Which, if Approved, Broadens the ADHD Portfolio for Shire

Basingstoke, UK and Philadelphia, US – August 24, 2006 – Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announced today that it has submitted a new drug application (NDA) to the U.S. Food and Drug Administration (FDA) for its investigational compound guanfacine extended release (previously referred to as SPD503), which, if approved, would be the first once-daily selective alpha-2A-adrenoceptor agonist for the treatment of Attention-Deficit/Hyperactivity Disorder (ADHD) in children aged 6 to 17 years. Shire has proposed the trade name CONNEXYN™ for the product. The application is subject to a 10-month FDA review period.

“The NDA submission of guanfacine extended release is another Shire milestone in the development of our ADHD portfolio, demonstrating further our ability to execute on our strategy for continued growth,” said Matthew Emmens, Shire’s Chief Executive Officer. “As the first selective alpha-2A-adrenoceptor agonist submitted to the FDA for the treatment of ADHD, CONNEXYN, if approved, would enhance our product portfolio as a new non-stimulant ADHD medication, reaffirming our commitment to the ADHD community in providing a range of effective treatment options for this disorder.”

Shire plans to continue development of guanfacine extended release by initiating a Phase IIIb clinical trial to assess its safety and efficacy in children with ADHD who also exhibit oppositional behavior (http://www.clinicaltrials.gov/ct/show/NCT00367835).

“With this submission, as well as the recent approval and launch of DAYTRANA™, the regulatory submission of SPD465, and the anticipated FDA response this October concerning NRP104, we have been successful in advancing our ADHD pipeline considerably,” added Emmens.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

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Notes to editors

About guanfacine extended release
Shire is seeking approval of 1, 2, 2.5, 3, 3.5 and 4 mg once-daily Guanfacine Extended Release doses for the control of ADHD symptoms throughout the day in children aged 6 to 17 years. The Guanfacine Extended Release NDA includes data from two placebo-controlled trials in children and adolescents ages 6 to 17 evaluating the compound’s safety and efficacy in controlling ADHD symptoms evaluated on a once-weekly basis using the ADHD Rating Scale-IV, which included both hyperactive/impulsive and inattentive subscales.

Guanfacine extended release is a once-daily formulation of the selective alpha-2A-adrenoceptor agonist. Unlike some other ADHD treatments, guanfacine extended release is not a central nervous system stimulant or a controlled substance and has no known potential for abuse or dependence.

Adrenergic receptors are present on almost all kinds of cells in the body and act as receptors for two neurotransmitters, epinephrine (adrenaline) and norepinephrine, used by nerve cells to communicate. An agonist is a molecule that acts similar to these neurotransmitters by also binding to receptors. It is hypothesized that guanfacine HCl binds to the alpha-2A-adrenergic cell receptor to act directly in the part of the brain called the prefrontal cortex, an area that is associated with working memory, behavioral inhibition, attention and cognitive control, as well as the ability to orchestrate thought and action.

About ADHD
ADHD affects approximately 7.8 percent of all school-age children, or about 4.4 million children in the U.S. ADHD is considered the most commonly diagnosed psychiatric disorder in children and adolescents. ADHD is a neurological brain disorder that manifests as a persistent pattern of inattention and/or hyperactivity-impulsivity that is more frequent and severe than is typically observed in individuals at a comparable age and maturity. While there is no “cure” for ADHD, medication can be an effective part of a treatment plan to manage your child’s ADHD symptoms.

Shire plc
Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Statements included herein that are not historical facts are forwarding-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire

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plc's results could be materially affected. The risks and uncertainties include, but are not limited to: risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to, the impact of those on Shire plc's Attention Deficit and Hyperactivity Disorder ("ADHD") franchise; patents, including but not limited to, legal challenges relating to Shire plc's ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of CONNEXYN™ (SPD503) (ADHD), SPD465 (ADHD), MESAVANCE TM (SPD476) (ulcerative colitis), and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Administration in the United States; Shire plc's ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire plc's and its predecessor registrant Shire Pharmaceuticals Group plc's filings with the US Securities and Exchange Commission, particularly Shire plc's Annual Report on Form 10-K for the year ended December 31, 2005.

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Diagnostic and Statistical Manual of Mental Disorders is a registered trademark of the American Psychiatric Association.

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